EXHIBIT 99.1

Bay Bank Finalizes its Acquisition with Hopkins Federal Savings Bank

COLUMBIA, Md., July 08, 2016 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (NASDAQ:BYBK), the parent company of Bay Bank, announced today that it has completed its acquisition of Hopkins Bancorp, Inc.  Bay Bank, FSB is now the fifth largest community bank headquartered in the Baltimore region based upon deposit market share. Following the merger, Bay Bank will have total assets of approximately $650 million and 12 branches in the Baltimore-Washington corridor.

Bay Bank acquired two branches from Hopkins Federal Savings Bank in the Baltimore market.  The Pikesville branch will be rebranded with the Bay Bank name immediately.  Bay Bank will relocate the Hopkins Federal Highlandtown branch to the Bay Bank Highlandtown Branch on Monday, July 11th for the immediate convenience of customers and staff.

“We appreciate the hard work of the Hopkins team who have assisted us in our efforts to complete this transaction,” said Bay Bank President and CEO Joseph J. Thomas. “It is our plan to continue Hopkins’ legacy in the community and bring Bay Bank’s customer focus and entrepreneurial spirit.”

The merger is expected to have no immediate impact on the customer base, other than the change in the name.  Hopkins will continue to run its operating system until late July when it will be consolidated into the Bay Bank system.  With this consolidation, the former Hopkins customers will have full access to Bay Bank’s experienced relationship banking team led by Baltimore Market President, Todd Warren, 12 branches across the region, and expanded products and service offerings.

“On behalf of the Board of Directors of Bay Bank, we are pleased to welcome Alvin Lapidus, former chairman of Hopkins Federal Savings Bank, as our chairman emeritus,” continued Thomas.  “We look forward to his insights throughout the transition process and to him helping the bank grow in this important new market for Bay.”

About Bay Bank

Bay Bank, FSB is headquartered in Columbia, Maryland, and serves the community with a network of 12 branches strategically located throughout the region. Founded in 2010, the bank has quickly developed a strong reputation for its focus on being the bank built by entrepreneurs, for entrepreneurs. Since its opening in 2010, Bay Bank has successfully acquired three other community banks—Bay National Bank, Carrollton Bank and Slavie Federal Savings Bank.  The bank’s parent company, Bay Bancorp, Inc., trades on the NASDAQ Capital Market under the ticker symbol “BYBK.” Member FDIC.

Additional Information

Stockholders of Hopkins Bancorp, Inc. will receive instructions from Bay Bancorp, Inc.’s exchange agent, American Stock Transfer & Trust Company, regarding the surrender of their shares of Hopkins Bancorp, Inc. common stock for the merger consideration.  Stockholders should wait for and follow those instructions and should not surrender their shares to Bay Bancorp, Inc., or Bay Bank, FSB.

Contact: Lori Mueller
SVP/Director of Marketing
7151 Columbia Gateway Drive Ste A | Columbia, MD 21046
(P) 410-737-7401 | (F) 410-312-5437
LMueller@baybankmd.com